Exhibit 99

Press Release

For immediate release

Company contact: Jennifer Martin, Vice President-Investor Relations, 303-312-8155

Bill Barrett Corporation Closes Sale of Natural Gas Assets

and Provides Brief Update on Activity at West Tavaputs

DENVER – January 2, 2013 – Bill Barrett Corporation (NYSE: BBG) announced today that on December 31, 2012 it closed on its previously announced sale of natural gas assets to an affiliate of Vanguard Natural Resources, LLC. The sale included all its Wind River Basin natural gas producing properties, the Powder River Basin coal bed methane assets and a working interest in its Gibson Gulch-Piceance Basin development property.

The total value of the transaction of $335 million was preliminarily adjusted to the October 1, 2012 effective date and for other customary closing adjustments providing net proceeds to the Company of $329 million, which includes a $33.5 million deposit received in November 2012. Proceeds from the transaction have been applied to pay off the $250 million balance on the Company’s revolving credit facility as of year-end 2012. The remaining proceeds will be applied to the Company’s 2013 development capital.

The Company’s borrowing base on its revolving credit facility was reduced by $75 million to $825 million based on preliminary year-end 2012 reserves, which exclude the properties sold to Vanguard.

Unrelated to the closing, the Company updates the status of repairs at its West Tavaputs natural gas development program following a previously announced fire at the Dry Canyon compressor station. Current net production from the area is approximately 78 million cubic feet of natural gas equivalent per day, which is approximately 90% of the pre-fire rate. A bypass pipeline to redirect natural gas to the Interplanetary compressor station was completed and put in service on December 13, 2012. The Company expects to complete pipeline repairs to direct additional production to its Sage Brush compressor station, expected to be ready in late January following further testing, which will modestly increase production from the current rate.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements, including statements regarding the use of sale proceeds and the timing of repairs at West Tavaputs. These forward-looking statements are based on management’s judgment at the time of issuing this press release and include certain risks and uncertainties. Please refer to the Company’s Annual Report on Form 10-K for the year-ended December 31, 2011 filed with the SEC, and other filings including our Current Reports on Form 8-K and Quarterly Reports on Form 10-Q, for a list of certain risk factors that may affect forward-looking statements.

ABOUT BILL BARRETT CORPORATION

Bill Barrett Corporation (NYSE: BBG), headquartered in Denver, Colorado, explores for and develops oil and natural gas in the Rocky Mountain region of the United States. Additional information about the Company may be found on its website www.billbarrettcorp.com.